Exhibit 99.1

December 14, 2017

Dicerna Announces Pricing of Follow-On Public Offering of Common Stock

CAMBRIDGE, Mass.—(BUSINESS WIRE)— Dicerna Pharmaceuticals, Inc. (NASDAQ:DRNA) (“Dicerna”), a leading developer of investigational ribonucleic acid interference (RNAi) therapeutics, announced today the pricing of its underwritten registered public offering of 5,714,286 shares of its common stock at a price to the public of $7.00 per share. Dicerna also granted the underwriters a 30-day option to purchase up to 857,143 additional shares of common stock. Closing of the offering is expected to occur on or about December 18, 2017, subject to customary closing conditions. All of the shares sold in the offering are being sold by Dicerna. The gross proceeds to Dicerna from this offering are expected to be $40 million, before deducting underwriting discounts and commissions and offering expenses payable by Dicerna.

Dicerna intends to use the net proceeds from the offering for preclinical studies and clinical trials, with the remainder of any net proceeds from sales of securities being used for continued technology platform development, working capital and general corporate purposes.

Stifel and Evercore ISI are acting as the joint book-running managers for the offering. H.C. Wainwright & Co. and SunTrust Robinson Humphrey are acting as the co-lead managers for the offering.

A shelf registration statement on Form S-3 relating to the sale of these securities has been filed with the Securities and Exchange Commission (the “SEC”) and is effective. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement relating to these securities, when available, may be obtained free of charge on the SEC website at www.sec.gov or by sending a request to: Stifel at Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com or Evercore ISI at Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Dicerna, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Dicerna Pharmaceuticals, Inc.

Dicerna Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of innovative, subcutaneously delivered RNAi-based therapeutics for diseases involving the liver, including rare diseases, chronic liver diseases, cardiovascular diseases, and viral infectious diseases. Dicerna is leveraging its proprietary GalXC™ RNAi technology platform to build a broad pipeline in these core therapeutic areas, focusing on target genes where connections between target gene and diseases are well understood and documented. Dicerna intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners.

About GalXCTM RNAi Technology Platform

GalXCTM is a proprietary technology platform invented by Dicerna to discover and develop next-generation RNAi-based therapies designed to silence disease-driving genes in the liver. Compounds produced via GalXC are intended to be broadly applicable across multiple therapeutic areas, including rare diseases, chronic liver diseases, cardiovascular disease and viral infectious diseases. Using GalXC, Dicerna scientists attach N-acetylgalactosamine sugars directly to the extended region of our proprietary Dicer substrate short-interfering RNA molecules, yielding multiple proprietary conjugate delivery configurations. Many of the conjugates produced via GalXC incorporate a folded motif known as a tetraloop in the extended region. The tetraloop configuration, which is unique to Dicerna’s GalXC compounds, allows flexible and efficient conjugation to the targeting ligands, and stabilizes the RNAi duplex which the company believes will enable subcutaneous delivery of its RNAi therapies to hepatocytes in the liver, where they are designed to specifically bind to receptors on target cells, potentially leading to internalization and access to the RNAi machinery within the cells. The technology may offer several distinct benefits, as suggested by strong preclinical data. These benefits include: potency that is on par with or better than comparable platforms; highly specific binding to gene targets; long duration of action; and an infrequent subcutaneous dosing regimen.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Examples of forward-looking statements in this release include whether or when the offering may be completed and the anticipated use of proceeds from the offering. Applicable risks and uncertainties include those relating to the offering and other risks identified under the heading “Risk Factors” included in our most recent Form 10-Q filing and in other future filings with the SEC including any prospectus related to the offering. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna

Investor Contact:

Rx Communications Group

Paula Schwartz, 917-322-2216

pschwartz@rxir.com

or

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com